Exhibit 10.7

DATED the 8th day of August 2024

(1) CPL YAUTONG LIMITED

(“the Landlord”)

- and -

(2) JOINT CROSS BORDER LOGISTICS COMPANY LIMITED

(“the Tenant”)

TENANCY AGREEMENT

relating to

Unit A on 5th Floor of Olympic Godown, No. 8

Sze Shan Street, Yau Tong, Kowloon

Withers

30th Floor, United Centre
95 Queensway, Hong Kong

t: +852 3711 1600

f: +852 3711 1601

Ref: PLC/HK04 l 11.0084

THIS AGREEMENT is made on the 8th day of August 2024

BETWEEN the parties described as the Landlord and the Tenant respectively in Part I of the First Schedule

WHEREBY IT IS AGREED as follows:

SECTION I

INTERPRETATION AND AGREEMENT

1.1	Interpretation

In this Agreement the expressions set out in the Schedules hereto shall where the context so admits have the meanings respectively ascribed to them therein.

1.2	Joint and several liability

In this Agreement where the context so permits or requires words importing the singular number include the plural number and vice versa and words importing a gender include all other genders and where there are two or more persons included in the expression “the Tenant” covenants expressed to be made by the Tenant shall be deemed to be made by such persons jointly and severally.

1.3	Headings and index

The headings and covering pages are intended for guidance only and do not form part of this Agreement nor shall any of the provisions of this Agreement be construed or interpreted by reference thereto or in any way affected or limited thereby.

2	Premises term and rent

The Landlord shall let and the Tenant shall take, in the state and condition as it is, ALL THAT the premises forming part of the building more particularly described in Part II of the First Schedule hereto (“the Building”) erected on the piece or parcel of land registered in the Land Registry as more particularly described in Part II of the First Schedule hereto (“the Lot”) which said premises is more particularly described and set out in Part II of the First Schedule (“the Premises”) TOGETHER with the use in common with the Landlord and all others having the like right of the entrances, staircases, landings, lavatories, corridors and passages in the Building and the passenger lifts (during such hours as the same shall be working) insofar as the same are necessary for the proper use and enjoyment of the Premises and except in so far as the Landlord may from time to time restrict such use in respect of all or any tenants and for good cause AND TOGETHER with the right for the Tenant and its servants in common with others having the like right to use the freight lifts (during such hours as the same shall be working) for the purpose of conveying goods merchandise and raw materials to and from the Premises from and to the loading and unloading areas of the Building, to pass and repass with vehicles over and along the loading and unloading areas of the Building for the purpose of loading and discharging goods merchandise and raw materials SUBJECT to the overriding right of the Landlord to grant exclusive use and/or priority use of any lifts loading unloading and parking spaces and container bay to the other tenants whenever he same shall be operating as the Landlord may from time to time specify subject to and with the benefit of a Deed of Mutual Covenant to the Building (if any) (“the Deed of Mutual Covenant”) SUBJECT to the Tenant’s compliance with the rules and regulations prescribed by the building manager of the Building or the Management Committee or similar Management Body for the time being of the Building (if any) (“Building Manager”) and the payment of such charges and fees as may be charged therefor for the term set out in Part III of the First Schedule (“Term”) YIELDING AND PAYING therefor throughout the Term such rent and Management fee and other charges as are from time to time payable in advance and in accordance with the provisions set out in the Second Schedule.

SECTION II

DEPOSIT

1	Deposit

1.1	The Tenant shall on the signing hereof deposit with the Landlord the sum or sums specified in Part V of the First Schedule to secure the due observance and performance by the Tenant of the covenants, agreements, stipulations, terms and conditions herein contained and on the part of the Tenant to be observed and performed.

1.2	The deposit shall be retained by the Landlord throughout the Term (SUBJECT to the Landlord’s right to forfeit the deposit under clause 1 of Section IX hereof) without interest and the Tenant hereby specifically authorises the Landlord (but without prejudice to any other right or remedy) to deduct and apply the deposit in payment of the amount of any rent, Government rates, Government rent, Management Fee and other charges payable hereunder by the Tenant and any costs expenses loss or damage sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any of the covenants, agreements, stipulations, obligations or conditions.

1.3	In the event of any deduction being made by the Landlord from the deposit the Tenant shall, as a condition precedent to the continuation of the tenancy, forthwith on demand by the Landlord make a further deposit (to be held by the Landlord in manner as aforesaid) equal to the amount so deducted in absolute discretion of the Landlord, make a deposit in cash (for the purpose of this clause referred to as “substituted deposit”) and failure by the Tenant so to do shall entitle the Landlord at its option either (i) to determine this Agreement and forthwith to re-enter upon the Premises in which event the deposit shall be forfeited to the Landlord; or (ii) to apply any rental payment made by the Tenant towards payment of the substituted deposit in which case the Tenant shall pay any shortfall of the rent forthwith after the application, failure which, such shortfall shall be rent in arrears and the Landlord shall be entitled to exercise all its rights and remedies against such arrears as provided in this Agreement or otherwise.

2	Repayment of deposit

Subject as aforesaid the deposit shall be refunded to the Tenant by the Landlord without interest within thirty (30) days after the expiration or sooner determination of this Agreement and the delivery of vacant possession to the Landlord and after the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any arrears of rent Government rates, Government rent, Management Fee and other charges and any breach, non-observance or non-performance of any of the agreements, stipulations, terms and conditions herein contained and on the part of the Tenant to be observed and performed whichever shall be the later.

3	Increase of deposit

If there shall for whatever reason be any increase in the rent and/or Management fee and/or Government rates and Government rent during the Term, the Tenant shall upon such increase becoming applicable pay to the Landlord as a condition precedent to the continuation of the tenancy by way of increase in the deposit a sum proportional to the said increase to restore the ratio of deposit to the rent and Management fee and Government rates and Government rent to that previously subsisting.

4	Deposit not rent

In no event shall the Tenant be entitled to treat payment of the deposit as payment of the rent and other charges hereby reserved.

5	Transfer of deposit

The Tenant hereby expressly agrees, consents and authorises the Landlord to transfer the deposit paid under this Agreement (less any lawful deduction) to the new owner(s) or the purchaser(s) (as the case may be) of the Premises in the event of the Landlord assigning or selling the Premises to new owner(s) or purchaser(s) at any time during the continuance of this Agreement subject to and with the benefit of this Agreement, and the Landlord shall procure the new owner(s) or the purchaser(s) (as the case may be) to undertake in favour of the Tenant to refund the deposit to the Tenant in accordance with the terms and conditions of this Agreement whereupon the Landlord’s obligation to refund the deposit herein contained shall be determined and discharged. Further but without prejudice to the generality of the aforesaid, the Tenant shall within seven days upon request being made by the Landlord and at the costs and expense of the Landlord (if both parties shall retain the same solicitors, or each party shall pay its own solicitors costs and expense if separately represented) enter into an Agreement or Memorandum with the Landlord and/or the new owner(s) or the purchaser(s) (as the case may be) to effectuate the purpose as aforesaid.

SECTION III

TENANT’S OBLIGATIONS

The Tenant hereby covenants undertakes and agrees with the Landlord as follows:-

1.	Rent and management fee, etc.

1.1	To pay the rent as set out in Part I of the Second Schedule in advance in respect of the Premises and clear of all deductions on the first day of each calendar month and in banknotes or by cheque or bankers’ standing order if so demanded, the first and last of such payments to be apportioned according to the number of days in the month included in the Term.

1.2	To pay to the Landlord and discharge at the same time and in the same manner as the rent is payable the Management fee as set out in Part II of the Second Schedule and any other service and maintenance charges payable by the owner or occupier of the Premises or (as the case may be) the Landlord including (without limitation) such charges as may be demanded from time to time by the Building Manager and/or those charges payable in respect of the Premises pursuant to or by virtue of the Deed of Mutual Covenant and Management Agreement relating to the Building, and subject to revision by the Building Manager. The Management fee payable at the Commencement of the Term is set out in Part II of the Second Schedule.

1.3	If the day on which the rent and the Management fee or additional outgoings or other payments fall due under this Agreement is a public holiday, the relevant payment of rent and Management fee or additional outgoings or otherwise shall be due and payable on the preceding business day. For the avoidance of doubt, “business day” means a day on which banks are ordinarily open for business in Hong Kong Special Administrative Region.

1.4	If payment is made by the Tenant by cheque, such cheque must be good for payment and reach the office of the Landlord before 3:30 p.m. in the afternoon from Monday to Friday, failing which the payment shall be deemed to have been paid by the Tenant on the following business day, and the Tenant shall be deemed to have defaulted in making due payment.

2	Rates and Government rent

2.1	To pay and discharge punctually during the Term all Government rates, Government rent as set out in Part II of the Second Schedule, taxes, assessments, duties, charges, impositions and outgoings of an annual or recurring nature whatsoever now or hereafter to be assessed imposed or charged on the Premises or upon the owner or occupier in respect of the Premises or any part thereof by the Government of Hong Kong Special Administrative Region or other lawful authority (Property Tax alone excepted) on the 1st day of the months of January, April, July and October.

2.2	Without prejudice to the generality of clause 2.1, the Tenant shall pay to the Landlord all rates and Government rent imposed on the Premises by the Government and as and when demanded by the Landlord, who shall settle the same with the Government of Hong Kong Special Administrative Region.

2.3	In the event of the Premises not yet having been assessed to Government rates and/or the Government rent, the Tenant shall pay to the Landlord a sum (which shall be computed on the basis of the prevailing percentages of the rateable value of the Premises for Government rates and/or the Government rent for the corresponding quarter) as shall be required by the landlord on account of and as payment of Government rates and/or Government rent subject to adjustment on actual government rates and/or the Government rent assessment being received by the Landlord from the Government of Hong Kong Special Administrative Region.

3	Water, gas & electricity charges

To pay and discharge punctually during the Term all charges (including all deposits) in respect of water, gas, electric light, power and telephones as may be shown by the separate meter or meters installed upon the Premises or by accounts rendered to the Tenant. If such utilities or telephone lines are provided through the Landlord’s or Building Manager’s meter(s) or account(s), the Tenant shall be required to reimburse to the Landlord or the Building Manager such charges immediately (including the security deposits for the said charges) upon receipt of the Landlord’s or the Building Manager’s advice or invoice.

4	User

To use the Premises only for the purposes as set out in Part IV of the First Schedule hereto excluding any trade that is now or may hereafter be declared to be an offensive trade under the Public Health and Municipal Services Ordinance or any enactment amending or substituting the same and for no other purpose whatsoever.

5	Entry by Landlord

5.1	To permit the Landlord and its agents with or without workmen and all persons authorised by it and with or without appliances at all reasonable times upon prior notice (except in cases of emergency when no notice is required and the Landlord may enter at any time and by reasonable force, if necessary) to enter upon the Premises and if necessary, to remain at the Premises:

(a)	to inspect the condition of the Premises;

(b)	to take a schedule of the Landlord’s fixtures and of any dilapidations;

(c)	to view and/or measure the Premises with or without prospective purchasers and/or tenants;

(d)	to carry out repairs or other work where the Tenant has failed so to do;

(e)	for the purposes of security, safety and fire-fighting;

(f)	to carry out any necessary work which is not the responsibility of the Tenant whether pursuant to a notice served by a government department or otherwise;

(g)	to carry out the Landlord’s obligations or exercise the Landlord’s rights under this Agreement;

and the Tenant shall deposit with the Landlord a key or key(s) to the Premises to enable the Landlord to enter into the Premises in the event of emergency, and unless key(s) are so deposited with the Landlord, in the event of emergency the Landlord or its agents may without notice enter upon the Premises forcibly, and the Tenant shall at its own expense reinstate the entrance door to the Premises to its original state and condition without any claim for damages or indemnity against the Landlord.

5.2	For the avoidance of doubt and without prejudice to the generality of any provisions herein, the Tenant hereby expressly agrees that the Landlord shall have the right at any time during the Term upon prior notice with the Tenant enter into the Premises or any part thereof (together with its servants, agents, workers or other authorized persons and with or without equipment, tools and materials) to carry out at the Landlord’s cost and expenses inspection, survey and/or works (including repair, renovation, alteration, improvement and maintenance works in respect of any part of the Premises) for the purpose of complying with the provisions of or notices directions or orders issued under the Buildings Ordinance (Capl23), Fire Services Ordinance (Cap.95) and any other Ordinances and/or their subsidiary legislation (“the Ordinance”), or for the purpose of improving the safety standard, structural integrity, fire-fighting or fire-prevention equipment or installation of or at the Premises or any part of the Building. For the purpose of this clause, “works” may include but not limited to the installation or alteration of the sprinkler system, fire-alarm system, smoke detecting system, emergency lighting system, fire-extinguishers, the provisions of adequate and safe means of escape or means of access of the Premises or the Building.

6	Repairs

Upon receipt of notice from the Landlord or its authorized representative, to forthwith make good all defects and wants of repair for which the Tenant is responsible hereunder and if the Tenant should not within seven (7) days after the service of such notice proceed diligently with the making good of all defects and the carrying out of such repair then to permit the Landlord to enter upon the Premises and forcibly if need be and to make good the said defects and carry out such repair. The costs thereof shall be paid by the Tenant and be a debt due from the Tenant to the Landlord and be forthwith recoverable by action.

7	Notify Landlord of damage

To notify the Landlord or its agent of any accidents to or defects in the water pipes gas pipes electrical wires or fittings fixtures or other facilities provided by the Landlord within the Premises whether or not the Tenant is liable hereunder for the repair of the same forthwith upon the Tenant’s becoming aware (whether actually or constructively) of the same arising.

8	Interior fitting out

8.1	To fit out the interior of the Premises at the Tenant’s expense.

8.2	Fitting out works in the Premises to be carried out by the Tenant and shall be carried out in accordance with plans drawings and specifications (including but not limited to the general layout plans, the reflected ceiling plan, the detailed E/M working drawings, the electrical layout plan with schematic diagram(s), and the materials or electrical equipment used or mended to be used for the fitting out purposes) as shall have been first submitted under clause 9 below and approved in writing by the Landlord. Such works shall be carried out in a good and proper workmanlike fashion with good quality materials and with all necessary Government licences permits authorities permissions and consents.

8.3	In carrying out any approved work the Tenant shall obey and cause his servants agents contractors and workmen to obey and comply with all instructions and directions prescribed by the Landlord, the Landlord’s agent or the Building Manager of the Building in connection with the carrying out of such work and the rules and regulations governing the fitting out of the Premises in the Building from time to time given by the Landlord and/or the Building Manager (“Fitting-Out Guide”). Upon completion of the fitting out work to the satisfaction of the Landlord, the Tenant shall throughout the Term maintain the Premises in good repair and condition to the satisfaction of the Landlord. The Tenant will not cause or permit to be made any alteration variation or addition to the approved interior design or layout of the Premises and may not commence any further fitting out works upon the Premises without the prior written consent of the Landlord.

8.4	(a)	To employ at the Tenant’s expense only such contractors as are approved by the Landlord from time to time for the purpose of designing and carrying out and installing all the necessary building services and builder’s work as hereinafter defined in the Premises in manner as prescribed by the Landlord and in particular to observe and comply with the conditions and requirements as stated in the Tenant’s Fitting-Out Guide (if any). The Tenant shall employ at the Tenant’s own expense the approved contractors to examine the building services at least once a year or at such intervals as directed by the Landlord or the Building Manager and shall provide all relevant certificates and reports rendered by the approved contractors to the Landlord or the Building Manager as soon as the building services are installed, renewed or examined. The expression “building services” means all mechanical and electrical engineering work and arrangements relating to the Premises including but not confined to electrical, plumbing, building automation, fire fighting installations, fuel gas system, ventilation system and hazardous gas/materials detectors. The expression “builders’ work” shall mean all renovation works not specified under “building services” including but not confined to light tracks, light troughs and graphics panels.

(b)	To take at its own expenses adequate and proper measures to avoid or prevent or minimize the risk of any loss or damage to property or injury or death to person in respect of all tools, equipment, installations and fittings for operation of its business in the Premises (“Preventive Measures”), including but not limited to provision or installation of hazardous gas/materials detectors, ventilation system, fire fighting system and skid proof installations and equipment and such other measures as the Landlord or the Building Manager may in its absolute discretion think necessary for the avoidance, prevention or minimization as aforesaid.

(c)	To permit and accompany the Landlord, its agents or the Building Manager at all reasonable times to enter the Premises and view the state and condition of the building services and the Preventive Measures Provided that the Landlord, its agents or the Building Manager shall not by virtue of exercise of its right provided under this sub-clause incur any liability whatsoever over the building services or the Preventive Measures and shall not be liable for any defect or irregularity thereof which shall be the sole responsibility of the Tenant.

8.5	To pay a vetting charge to the Building Manager (if necessary) for its checking of the fitting out plans and inspection of the fitting-out works, and pay the sum demanded by the Building Manager as a refundable deposit as security for any damage to the Building caused as a result of the Tenant’s works and the removal of any debris.

9	Submission of information

9.1	The Tenant shall furnish to the Landlord full details of all specifications, prints, copies and drawings information or materials as and when required by the Landlord and shall cause the same to be delivered to the Landlord’s office.

9.2	The Tenant shall provide the Landlord with the following:-

(a)	Three sets of elevations to describe the space with all electric outlets and details of the show cases at the window display area (if any).

(b)	Three copies of the reflected ceiling plan with a schedule indicating the voltage, type, wattage, quantity and location of outlets for all light fittings and air-conditioning.

(c)	Three copies of the floor plan with partitions.

(d)	Three copies of the layout prints of all case work including the location of all sockets, switches, fuse box, telephone points, size, weight and location of the safe, if any.

9.3	Prior to the commencement of any works, the Tenant shall furnish the Landlord with the following information:-

(a)	The names and address(s) of the appointed designer/agent for the Premises, the general contractor(s) to be engaged in the construction of the Tenant’s work and the Tenant’s authorised agent/representative.

(b)	The proposed commencement date of the interior decoration works and the estimated date of completion thereof, and the projected date of opening of the Premises for business.

(c)	layout drawings in triplicate for the Landlord’s written approval.

9.4	The Tenant declares and agrees that the Landlord may use the specifications, prints, copies and drawings, information or materials or any of them furnished to it by the Tenant hereunder for any acts, matters or things relating to or in connection with the reinstatement, alteration, addition, decoration, repair or maintenance of the Premises or any part thereof or any fixtures, fittings or installation therein and may provide the same for use by any subsequent user(s) or occupier(s) of the Premises or any other person(s) for any of the purposes as aforesaid. The Tenant shall have no claim for any infringement of copyright or any other intellectual property rights or any other rights whatsoever for such use by the Landlord or subsequent user(s) or occupier(s) or such other person(s).

10	Inspection by Landlord

To permit the inspection of all Tenant’s work by the Landlord, the Landlord’s Architect and Landlord’s General Contractor from time to time during the period in which Tenant’s work aforesaid is being performed.

11	Reimbursement to Landlord

The Landlord shall have the right to perform on behalf of and for the account of the Tenant, subject to reimbursement by the Tenant, any of the Tenant’s work which the Landlord determines shall be so performed. Such work shall be limited to work which the Landlord deems necessary to be done on an emergency basis, work caused by the Tenant’s fault, and work which pertains to structural components, the general utility systems for the Building and the erection of temporary safety barricades and temporary signs during construction.

12	Good repair of interior

To keep all the interior of the Premises, the flooring and interior plaster or other finishing material or rendering to walls floors and ceilings and the Landlord’s fixtures and additions thereto and including all doors windows electrical installations and wiring and piping in good clean, tenantable and proper repair and condition and properly preserved and painted as may be appropriate when from time to time required and to so maintain the same throughout the Term at the expense of the Tenant and deliver up the same to the Landlord at the expiration or sooner determination of the Term in the same condition as they were at the commencement of the tenancy (fair wear and tear excepted).

13	Common area parts services and facility

To pay or reimburse to the Landlord the cost of any damage caused to any part of the common areas, common services and common facilities of the Building occasioned by the Tenant his servants invitees or licensees or any other person claiming through or under the Tenant.

14	Installation of sub-main cable, etc.

To pay all costs, charges and expenses for or in connection with the installation of its own sub-main cable and all the mechanical and electrical alterations works in respect of the Premises and to provide all wiring required by the Tenant from the switch room to the Premises and within the Premises and to ensure that such sub-main cable and wiring or the alteration thereof, the mechanical and electrical installation is of top quality and is in accordance with the requirements of the relevant electricity and other competent company or authorities and to the satisfaction of the Landlord’s electrical consultant or engineer.

15	Fire fighting and security system

15.1	To ensure at all times that all fire alarms, fire fighting equipment, roller shutters and other equipment for security purposes provided by the Landlord are not disrupted, interrupted, damaged or caused to be defective through the act, default or neglect of the Tenant, his servants, agents, licensees or customers. The Tenant may not under any circumstances cover up any hose-reel, break-glass unit or alarm bell.

15.2	To employ the same fire services contractor currently appointed by the Landlord and/or the Building Manager to effect any alterations to the fire sprinkler system and fire-fighting equipment (“Works”) Provided that prior written approval by the Landlord, the Fire Service Department and/or the Government authorities shall be obtained before commencement of the Works.

16	Emergency lighting

To provide battery operated type emergency lighting and exit signs in locations within the Premises as required by any codes and regulations, and as deemed necessary by the Landlord.

17	Earthing

To provide earthing within the Premises as required by any codes and regulations from time to time in force.

18	Directions, orders of Fire Services Department

To observe and comply with all directions and orders of the Fire Services Department and if such directions and orders shall require the taking of any fire precautions or installation of any fire fighting equipment at, in, on or upon the Premises (whether additional to or in replacement of that installed by the Landlord) the Tenant shall forthwith at its own expense procure and implement, install and/or replace the same.

19	Statutes, codes & ordinances

To comply with all applicable statutes, codes, ordinances and other regulations for all work performed by or on behalf of the Tenant within the Premises and the Landlord’s or the Landlord’s agent’s approval of plans, specifications, calculations or otherwise of the Tenant’s work shall not constitute any implication, representation or certification by the Landlord that the works are in compliance with the said statutes, codes, ordinances, and other regulations.

20	Rules and regulations made by the Building Manager

To observe faithfully and comply strictly with the Building rules and regulations as required by the Building Manager of the Building as may from time to time prescribe for the proper management and maintenance of the Premises and the Building. Notice of any additional rules or regulations shall be given in such manner as the Landlord or the Building Manager may elect. Such rules and regulations shall be binding upon the Tenant and shall have the same force and effect as if set out in the body of this Agreement.

21	Apply for licence, etc.

Prior to commencement of its operation in, or use of, the Premises for its business to obtain at the Tenant’s own expense any consent, licence, approval or permit required by any governmental or other competent authority in connection with the Tenant’s use or occupation of the Premises and thereafter to maintain the same in force during the Term.

22	Compliance with Ordinances

To obey observe and comply with and to indemnify the Landlord against the breach of all ordinances, regulations, bye-laws, rules and requirements of any Governmental or other competent authority relating to the use and occupation of the Premises, or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employee, agent or licensee of the Tenant and in particular, the Tenant shall comply with and observe all Ordinances, byelaws, regulations and rules for the time being in force in Hong Kong governing the control of any form of pollution (including noise pollution), whether aerial or otherwise, the protection of the environment.

23	Protection from typhoon

To take all reasonable precautions to protect the interior of the Premises against damage by storm or typhoon or the like threats and in particular to ensure any exterior doors and windows are securely fastened upon the threat of such adverse weather conditions.

24	Third party insurance

To effect and maintain throughout the Term insurance cover in respect of the Tenant’s obligations under Section V with a reputable insurance company to the satisfaction of the Landlord and to produce to the Landlord, as and when so required by the Landlord, the policy of such insurance together with the receipt for the last payment of premium and a certificate from the relevant insurance company that the policy is fully paid up and in all respects valid and subsisting, in default of which the Landlord shall be entitled (but not obliged) at the Tenant’s expense to effect such insurance cover. The policy of such insurance shall be in the name of the Tenant and endorsed to show the interest of the Landlord and the Building Manager in the Premises and the Building and shall be in such amount as set out in Part VI of the First Schedule hereto or in such amount as the Landlord and the Building Manager may from time to time stipulate and shall contain a clause to the effect that the insurance cover thereby effected and the terms and conditions thereof shall not be cancelled modified or restricted without the prior written consent of the Landlord and the Building Manager.

25	Insurance of Contents

To be wholly responsible for any loss or damage to property within the Premises including without limitation all furniture fixtures fittings goods chattels samples personal effects contents and stock and to effect with a reputable insurance company adequate insurance cover for the same in their full replacement value against all risks including without limitation those risks perils under circumstances for which the Landlord’s liability is expressly or impliedly excluded under this Agreement. The Tenant undertakes to produce and make available to the Landlord as and when so required by the Landlord copies of the policy of such insurance together with the receipt for the last payment of premium and a certificate from the relevant insurance company that the policy is fully paid up and in all respects valid and subsisting.

26	Cleaning windows, lights, etc.

To keep the Premises including all windows and lights at all times in a clean and sanitary state and condition.

27	Cleaning of drains, etc.

In the event of the pipes, drains, ducts, sanitary or plumbing apparatus of the Building becoming choked or stopped up owing to the careless or improper use by the Tenant its servants agents licensees invitees the Tenant shall pay to the Landlord the costs incurred in cleaning and clearing the same from obstruction.

28	Replacement of broken windows

To replace or to reimburse the Landlord for the cost of replacing any broken or damaged windows and/or glass panels and fixtures within and/or encompassing the Premises whether the same be broken or damaged by the negligence of the Tenant or owing to circumstances beyond the control of the Tenant.

29	To make good damage

To take good care of the fixtures and fittings provided by the Landlord (if any) within the Premises and to make good and pay for all damage caused by the Tenant its servants or licensees to any of them. The Tenant may not remove any of them from the Premises and shall deliver up the same to the Landlord at the expiration or sooner determination of the tenancy in good condition.

30	Repair of electrical installations and gas installation

To repair or replace any existing electrical installation or wiring or any gas installation (if any) of the Premises if the same becomes dangerous or unsafe or if so reasonably required by the Landlord or by the relevant utility company and appropriate Government authority and in so doing the Tenant shall use only a contractor approved by the Landlord in writing. The Tenant shall permit the Landlord or its representatives during the business hours by prior written notice to test the Tenant’s wiring or the Tenant’s gas installation (if any) in the Premises at any time upon request being made. The Tenant shall indemnify the Landlord and hold it harmless against any cost claim damage or proceedings resulting from or attributable to any malfunction or disrepair of the electrical installation apparatus or gas installation (if any) in the Premises which the Tenant has the obligation to maintain.

31	Removal of refuse

The Tenant shall be responsible for the satisfactory removal of all trade and other refuse from the Premises to the refuse disposal area of the Building or to such other place as the Building Manager may designate from time to time and in accordance with the Regulations of the Public Health or Government Authority concerned. In the event of the Landlord providing a collection service for garbage and refuse the same shall be used by the Tenant to the exclusion of any other similar service and the use of such service provided by the Landlord and/or the Building Manager shall be at the sole cost of the Tenant. The Tenant hereby undertakes not to dump pallet, large foam materials and wooden frame and the like in the refuse container provided by the Landlord and/or the Building Manager, or in any place within the Building and which container is understood for the use of small refuse and garbage only.

32	Maintenance of sanitary and water apparatus

To keep the sanitary and water apparatus (if any) used exclusively by the Tenant and his servants agents licensees workmen or visitors in good, clean and tenantable repair and condition (fair wear and tear excepted) to the satisfaction of the Landlord and/or the Building Manager and in accordance with the Regulations or by-laws of all Public Health and other Government Authorities concerned or to use in common with others the lavatories and washing accommodations and facilities provided by the Landlord (if any) in the Building with care and in proper manner and not to permit or suffer the same to be used in any improper manner or whereby the soil or waste pipes may become impeded or blocked and at all times to indemnify the Landlord against liability for damage by the escape of water thereby caused to the properties or effects of the tenants or occupiers of the other part of the Building.

33	Vermin

To take all due precautions to prevent the Premises from becoming infested with insects or vermin. The Tenant shall employ at its own expense such pest extermination contractors as the Landlord may require and at such intervals as the Landlord may direct. Without prejudice to the aforesaid, in the event of the Premises becoming so infested, the Tenant shall pay for the cost of extermination or deinfestation as arranged or approved by the Landlord and the selected exterminators shall be given full access to the Premises for such purpose.

34	Cleaning contractors

To employ cleaning contractors for the Premises which cleaning contractors shall only be such persons or such firm as may be approved in writing by the Landlord which approval shall not unreasonably be withheld by the Landlord.

35	Directory Board

To pay the Landlord immediately upon demand the cost of affixing repairing altering or replacing as necessary the Tenant’s name on the directory boards (if any) of the Building.

36	Light bulbs

To reimburse to the Landlord the cost of replacing any damaged broken defective or burnt out electric light bulbs and globes in the Premises which may be provided by the Landlord.

37	Wearing of Identification Cards

If requested by the Building Manager to cause and ensure that all servants agents licensees and contractors of the Tenant shall wear at all times while they are in the Building such name labels or identification cards for identification that they are servant, agents, licensees and contractors of the Tenant.

38	Service entrance

To load and unload goods only at such times during business hours and through such service and entrances and by such freight lifts as and through such services and entrances and by such freight lifts as shall be designated by the Landlord and/or the Building Manager for this purpose from time to time PROVIDED ALWAYS THAT whenever the Tenant is receiving or dispatching cargoes, the Tenant shall use one particular freight lift in common with other tenants of the Building as designated by the Landlord or the Building Manager from time to time.

SECTION IV

RESTRICTIONS AND PROHIBITIONS

1	Breach of Government Lease or Deed of Mutual Covenant

Not to do or permit or suffer to be done any act, deed, matter or thing whatsoever which amounts to a breach of any of the provisions, terms, conditions and covenants of the Government Lease or Conditions under which the Building and the Lot are held from the Government or of the Deed of Mutual Covenant, the Supplemental Deed of Mutual Covenant and the Management Agreement or any Sub-Deed of Mutual Covenant affecting the Building and to fully indemnify the Landlord against the consequences of any such breach.

2	Breach of insurance policy

Not to do or permit or suffer or cause to be done any act, deed, matter or thing whatsoever whereby the policy or policies of insurance on the Building or the Premises or any part or parts thereof against loss or damage by fire and/or other insurable perils and/or claims by or liabilities to third parties for the time being in force may be rendered void or voidable or whereby the rate of premium thereon may be increased Provided that if as the result of any act, deed, matter or thing done, permitted, suffered or caused by the Tenant or occupier of the Premises, the premium on any such policy or policies of insurance shall be increased the Landlord shall be entitled without prejudice to any other remedy hereunder to recover from the Tenant the amount of any such increase and the Tenant shall forthwith repay to the Landlord on demand all sums paid by the Landlord by way of increased or additional premium thereon and all expenses incurred by the Landlord in and about any renewal of such policy or policies arising from or rendered necessary by such breach and in the event of the Premises or the Building or any part or parts thereof being damaged or destroyed by fire or other insurable cause at any time and the insurance money under any insurance against fire or other such cause effected thereon being wholly or partially irrecoverable by reason solely or in part of the Tenant’s act or default then and in every such case to forthwith pay to the Landlord the whole or (as the case may require) a fair proportion of the cost of completely rebuilding or reinstating the same.

3	Subletting and assigning

Not to assign, underlet, part with the possession of or transfer the Premises or any part thereof or any interest therein in any way nor permit or suffer any arrangement or transaction whether by way of sub-letting, lending, sharing or other means whereby any person or persons not a party to this Agreement obtains the use, possession, occupation or enjoyment of the Premises or any part thereof irrespective of whether any rental or other consideration is given therefor and in the event of any such transfer, sub-letting, lending, sharing, assignment or parting with the possession of the Premises (whether for monetary consideration or not) this Agreement shall absolutely determine and the Tenant shall at the option of the Landlord forthwith vacate the Premises on notice to that effect from the Landlord. The tenancy hereby created shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing the following acts and events shall be deemed to be breaches of this Clause:-

3.1	In the case of a tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

3.2	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death insanity or disability of that individual to the intent that no right to use possess, occupy or enjoy the Premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee, receiver or committee of any such individual.

3.3	In the case of a tenant which is a corporation any take-over, reconstruction amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

3.4	The giving by the Tenant of a Power of Attorney or similar authority by the donee of the Power obtains the right to use possess occupy or enjoy the Premises or any part thereof or does in fact use possess occupy or enjoy the same.

3.5	The change of the Tenant’s business name without the previous written consent of the Landlord and in connection with any application for consent under this provision, the Landlord may require the Tenant to produce such evidence as the Landlord may think fit to show that no breach of the provisions of this Clause 4 has taken place or is about to take place.

4	Sale by auction

Not to permit or suffer to be held upon the Premises any sale by auction or sale of a similar nature and not to permit any touting or solicitor for business outside the Premises or anywhere inside the Building.

5	Alterations, additions, etc.

5.1	Not to make or permit any alterations or additions (whether or not of a structural nature) to or in the Premises or any part thereof either internally or externally or to any fixtures or fittings or electrical wiring or electrical/mechanical installations or fire-prevention system or plumbing and drainage system or building services system or to any item therein nor to pull down, alter or remove any portions of the doors windows partitions or fittings of the Premises without the prior written consent of the Landlord.

5.2	Not to install additional locks bolts or additional fittings to the entrance doors of the Premises or in any way to cut or alter the same without having first obtained the written consent of the Landlord therefor.

5.3	Not to install set up or affix or permit to be installed set up affixed in or upon the Premises or any part thereof in any manner whatsoever any engine machinery or mechanical device or plant.

5.4	In particular, but without in any way limiting the foregoing, no flag-pole may be erected and no flag or similar item shall be flown or displayed from windows or from elsewhere in or upon the Building.

5.5	Not to install, hand out or affix any furniture, machines, compressors, furnace, boilers, generators or other apparatus or plants and equipment outside the wall of the Premises. If any of the aforesaid exists, the Landlord can serve a Notice to the Tenant to demount such furniture, machines, compressors, furnace, boilers, generators or other apparatus or plants and equipment within seven (7) days and that the Tenant shall attend to such demount and make good all the damages and reinstate the Premises to its original condition at the Tenant’s own cost immediately.

6	Disfigure structures, fixtures, etc.

Not to damage or disfigure any structures fixtures, canopies decorations, installations outside the Premises including mail chutes, refuse chutes, halls, passages, drainage walls, walls, partitions, ceilings, and to pay on demand to the Landlord the costs and expenses incurred by the Landlord in repairing or making good such damage or cleaning the same.

7	Installation in or damage to common areas

Not to lay, install, affix or attach any wiring, cables or other article or thing whatsoever in or upon any areas or parts of the Building in common use or in any place which is not hereby exclusively let to the Tenant nor to damage injure or deface any part of the fabric or walls or roof of the Building or of the common areas stairs and lifts and other facilities of the Building.

8	Signs

8.1	Not to affix, erect, attach, exhibit, display or permit or suffer so to be done upon any part within or on the exterior of the Premises or to or through any windows thereof any writing sign decoration signboard notice advertisement placard neon light or other device (whether illuminated or not) which may be visible from outside the Premises except the following, the costs of which shall be borne by the Tenant solely:

(a)	the display of the name-plate or signboard of the Tenant at the entrance to the Premises. The size and position of such name-plate or signboard shall be subject to the approval of the Landlord and/or the Building Manager; and

(b)	the name of the Tenant (or any new name of the Tenant as approved by the Landlord under Clause 4 of Section IV) and the nature of the trade or business carried out thereon may be displayed on the Directory Boards provided by the Landlord and/or the Building Manager and on the main doors of the Premises but only in such form and place and character as shall be first approved by the Landlord and/or the Building Manager.

8.2	The Landlord or its authorised agents shall have the right and at the cost and expense of the Tenant to remove, relocate and to improve the arrangement of any unauthorised writing, sign, decoration signboard notice advertisement placard neon light or device affixed or put up or displayed without the proper approval of the Landlord or its agents.

9	Blinds

Not to fix or erect any venetian blinds or sun blinds of any description to or on the part of the exterior walls of the Building without having obtained the written consent of the Landlord.

10	Loading space

Not to permit or suffer its servants or licensees to park in any part thereof or otherwise obstruct the loading space which is used for the purpose of loading and discharging goods merchandise raw materials or articles. The loading and unloading bays are only designated for loading and unloading of Tenant’s goods and that no vehicle is allowed to leave unattended in the loading and unloading bays. For the avoidance of doubt, no vehicle is permitted to park over-night within the Building.

11	Floor loading capacity

Not to place any load machinery goods or merchandize upon any floor of the Premises in excess of the loading capacity for which the floor is designed and not, unless with the prior written consent of the Landlord and the Building Manager, to install any heavy machinery especially the moulding and weaving machines in the Premises. The Tenant shall make good any damage caused thereby to the Premises or any other part of the Building or any fixtures and fittings therein whether belonging to the Landlord or a third party PROVIDED that the making good of such damage as aforesaid shall be without prejudice to any further right competent to the Landlord by virtue of such breach including but not limited to the right of re-entry to the Premises.

12	Freight lift carrying capacity

Not to place any heavy machinery goods raw materials or articles in any freight lift in excess of the permitted carrying capacity for which the lift is designed. The Tenant shall keep the Landlord indemnified against all damage sustained by any person or property and for any damages or monies paid out by the Landlord in settlement of any claim or judgments as well as legal costs incurred in connection therewith and all costs incurred in repairing any damage to the freight lift or the Building or its appurtenances resulting from the breach of this clause.

13	Passenger lift

Not to use or permit to be used the passenger lifts of the Building for the purpose of carrying any furniture or goods or heavy articles and to observe the regulations affecting the use of all lifts as indicated therein or intimated by the Building Manager of the Building or its agents from time to time.

14	Nuisance

Not to do or permit to be done in or upon the Premises or any part thereof anything which may be or become a nuisance or cause annoyance damage or disturbance to the Landlord or to any of the tenants or occupiers of any other portion of the Building or of other property in the neighbourhood or in any way affect the reputation of the Building or be contrary to the laws or regulations of Hong Kong Special Administrative Region and it is agreed that a persistent breach by the Tenant of the terms of this Clause shall amount to a breach of this Agreement justifying the Landlord exercising its right of re-entry hereunder.

15	Noise, vibration, etc.

15.1	Not to do anything on the Premises which in the opinion of the Landlord or its agent (whose determination is binding and conclusive) causes or likely to cause excessive noise vibration or resonance or other form of disturbance to the detriment of the Premises or any part of the Building or other manufacturing processes or other persons in or outside the Premises and it is agreed that a persistent breach by the Tenant of the terms of this Clause shall amount to a breach of this Agreement justifying the Landlord exercising its rights of re-entry hereunder.

15.2	The Tenant shall make good any damage caused thereby to the Premises or any other part of the Building or any fixtures and fittings therein whether belonging to the Landlord or a third party PROVIDED that the making good of such damage as aforesaid shall be without prejudice to any further right competent to the Landlord by virtue of such breach including but not limited to the right of re-entry to the Premises.

16	Harmful, corrosive matter, etc.

Not to install any furnace, boiler or other plant or equipment or use any fuel in the Premises or any part thereof or use any method of process or manufacture or treatment which might in any circumstances result in the discharge or emission whether aerial or otherwise of any noxious harmful or corrosive matter whether it is in the form of gas liquid or solids or otherwise and which shall in the opinion of the Building Manager or in the opinion of the Director of Buildings and Lands be excessive or unnecessary and not to produce smoke without the prior written consent of the relevant Government Departments.

17	Noxious effluent, etc.

Not to allow any noxious dangerous poisonous or objectionable effluent to be discharged into the pipes drains or sewers and to take all such measures as may be necessary to ensure that any effluent so discharged will not be corrosive or otherwise harmful to the pipes drains or sewers or cause obstruction or deposit therein and not to do or suffer or permit to be done anything whereby the flushing or drainage system of the Building may be clogged or the efficient working thereof may be impaired.

18	Ammunition, etc.

Not to keep or store or permit to be kept or stored in or upon the Premises any arms, ammunition, gun-powder, salt-petre, kerosene or other explosive or dangerous or prohibited goods or materials (as defined in the Dangerous Goods Ordinance (Cap.295) or any legislation replacing the same or any orders or regulations made thereunder) and to indemnify the Landlord against the consequence of any breach of local Ordinances and Regulations by the Tenant and all occupiers and inmates of the Premises or persons visiting or using the same with the consent of the Tenant expressed or implied.

19	Handling equipment

19.1	Not to use in the Premises or the Building any fork lift trucks or other mechanical handling equipment except of a type approved by the Building Manager and to ensure that they are properly serviced and maintained and kept in good mechanical and working order and that all persons driving operating or using the same are properly trained and licensed (where required by law) and insured to do so at all times.

19.2	The Landlord shall be entitled to prescribe the maximum weight and permitted location of heavy equipment and to require that the same stand on supports of such dimensions and material to distribute the weight as the Landlord may deem necessary and in particular, to require the Tenant to mount and equip its machinery particularly machinery with horizontal reciprocating action and every part thereof with anti-vibration absorbers and anti-dumping absorbers of such types and designs as first approved of in writing by the Landlord or the Landlord’s architect and/or engineer and to comply with all directions or orders of the Landlord for eliminating and reducing vibrations and dumping produced by the operation and running of any of the machinery installed at the Premises and to cushion its machinery placed or affixed to the Premises and to submit drawings and details of such work for approval by the Landlord.

20	Animals

Not to keep any birds or livestock of any description or any noxious goods or articles on the Premises.

21	Illegal or immoral use

Not to use or cause or permit or suffer the Premises or any part thereof to be used for gambling or for any illegal or immoral or improper purposes or in any way so as to cause nuisance, annoyance, inconvenience or damage or danger to the Landlord or the tenants or occupiers of adjacent or neighbouring premises.

22	Restriction Against Wine and Spirit Business

Not to use the Premises or any part thereof for the purpose of a wine and spirit business nor suffer nor permit the Premises to be use by any persons engaged or interested whether directly or indirectly in the business of wine and spirit merchants.

23	Preparation of food

Not without the prior written consent of the Landlord to prepare or permit or suffer to be prepared any food in the Premises and not to permit or suffer any unusual or objectionable odours to be produced upon or to permeate from the Premises. And for the avoidance of doubt, the use of any gas or LP gas shall not be used in the Premises for any cooking purposes.

24	Food by service ways

Not to permit or allow any food or any food containers to be brought onto or removed from the Premises except by way of service entrances service exits and (if any) freight lifts or otherwise as may be directed by the Landlord and/or the Building Manager from time to time.

25	Sleeping or domestic use

Not without the Landlord’s prior permission in writing, permit any person to remain in the Premises overnight. Such permission if given shall only be given in order to enable the Tenant to post watchmen to look after the contents of the Premises, which shall not be used as sleeping quarters or as domestic premises within the meaning of the Landlord and Tenant (Consolidation) Ordinance for the time being in force.

26	Obstructions in common areas

Not to encumber obstruct or permit to be encumbered or obstructed with any boxes, packaging, merchandise, rubbish or other articles or obstructions of any kind or nature at any of the entrances, exits, staircases, landings, passages, lifts, escalators, lobbies or other parts of the Building not included in the Premises and after at least two written warnings given to the Tenant, the Landlord and/or the Building Manager shall be entitled without further notice and at the Tenant’s expense to remove and dispose of any such material as aforesaid as the Landlord and/or the Building Manager shall see fit without incur any liability to the Tenant or any other person whomsoever and the Tenant shall indemnify the Landlord against all losses claims damages or expenses of and against the Landlord and/or the Building Manager in respect thereof. The Landlord may from time to time restrict the use of common areas including but not limited to freight lifts, loading bays, parking spaces, loading platforms etc. to the Tenant(s).

27	Wiring and cables in common areas

Not to lay install affix or attach any wiring cables or other article or thing in or upon any of the entrances staircases landings passages lobbies or other parts of the Building in common use.

28	Aerial

Not to erect any aerial on the roof or external walls of the Building except with the prior written consent of the Landlord and/or the Building Manager.

29	Visitors, etc.

Not to allow any visitors, licensees or invitees of the Tenant or any person(s) to stand or queue up outside the Premises thereby causing an obstruction to the entrances stairways corridors and passages used in common with the other tenants or occupants of the Building.

30	No incense to be burnt

Not to bum or permit to be burnt incense in the Premises or in any part of the Building.

31	No smoking

Not to permit allow or suffer any person whatsoever to smoke in the Premises or anywhere inside the Building including entrances staircases passages landings lavatories lifts loading and unloading areas and all other common areas of the Building.

32	Fire risk

Not to do or permit any act or thing to be done which is likely to cause any fire risk or other hazard in the Building.

33	No loading in parking area

Not to obstruct or otherwise use nor permit any employee agent or licencee of the Tenant to obstruct or otherwise use these areas of the Building allocated to the parking or movement of or access for vehicles or designated as loading/unloading areas otherwise than in accordance with the direction of the Landlord and the regulations from time to time made by the Landlord and/or the Building Manager.

34	Use of building name

Not to use or permit to be used the name/logo or any part of the name/logo of the Landlord or of the Building or any picture representation or likeness of the whole or any part of such name/logo or of the Building or of the Premises in connection with the business or operations of the Tenant or for any purpose whatsoever other than to indicate the address and place of business of the Tenant.

SECTION V

INDEMNITIES

1	Indemnify Landlord

The Tenant shall indemnify the Landlord against all liabilities, claims, demands, actions, proceedings, damages, losses, costs and expenses arising directly or indirectly from or incidental to the use or occupation of the Premises, the execution of alterations, additions or repairs to the Premises, any non-compliance by the Tenant with its obligations under this Agreement, or any other act, default, neglect or omission by the Tenant, its employees, contractors, servants, agents, licenses, visitors or invitees.

2	Indemnity against loss/damage from interior

Without prejudice to Clause 1 of Section V, the Tenant shall be wholly responsible for any loss damage or injury caused to any person or property caused directly or indirectly through the want of repair of the interior of the Premises or the defective or damaged condition of any part of interior of the Premises or of any of the fixtures and fittings therein or in any way owing to the spread of fire or smoke or the overflow of water from the Premises or any part thereof.

3	Indemnity against Overflow of Water

To be wholly responsible for any loss or damage caused to any person or property caused by or through or in any way owing to the escape or overflow or leakage of water from the Premises and to make good the same by payment or otherwise and to indemnify the Landlord against all costs claims demands actions and legal proceedings whatsoever made upon the Landlord by any person in respect of such loss damage or injury and costs and expenses incidental thereto.

SECTION VI

LANDLORD’S OBLIGATIONS

The Landlord hereby agrees with the Tenant as follows:-

1	Quiet enjoyment

That the Tenant duly paying the rent, the Management Fee, Government rates, Government rent and other charges hereby agreed to be paid on the days and in the manner herein provided for payment of the same and observing and performing the agreements, stipulations, terms, obligations and conditions herein contained and on the Tenant’s part to be observed and performed shall peacefully hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

2	Property Tax

To pay the Property Tax payable in respect of the Premises.

3	Maintenance of Structure

To use reasonable endeavours to maintain or cause to be maintained the exterior and main structure of the Premises Provided that the Landlord shall not be liable for breach of this clause until and unless written notice of any defect or want of repair shall have been given to the Landlord by the Tenant or unless the defect or want of repair are caused by the negligence or act of the Tenant and the Landlord shall have failed to take reasonable steps to maintain or repair the same within a reasonable period after the service on it of such notice.

SECTION VII

EXCLUSIONS OF LIABILITY

1	The Landlord shall not be liable to the Tenant its servants licensees or invitees in respect of any claim loss (including but not limited to loss of profits) damage or injury to person or property sustained by the Tenant or any such other person caused by or through or in any way owing to:-

1.1	Lifts escalators and other services

any defect in or breakdown or suspension of the lifts escalators fire fighting detection system water sprinkler equipment air-conditioning system or other facilities of the Building or any of them; or

1.2	Electricity gas water supply

any failure malfunction explosion or suspension of the electricity gas or water supply to the Building or the Premises; or

1.3	Fire overflow of water and vermin

fire or the overflow or leakage of water including rain, storm or sea water from anywhere within the Building or leakage of electric current from electric wiring or cable situated upon or in anyway connected with the Premises or the influx of water including rain, storm or sea water into the Building or the Premises or the escape of fumes, smoke, fire or to activity of termites pests rats or other vermin in the Building; or

1.4	Typhoon

in respect of loss or damage caused by through or in anywise owing to any typhoon; or

1.5	Water sprinklers

any use of water sprinkler devices or their coming into operation whether by intentional operation or as a result of mechanical failure or malfunction; or

1.6	Services

the adequacy or otherwise of any of the management services (including security) rendered by the Building Manager or the failure to render the same or the suspension or interruption thereof for whatever reason; or

1.7	Condition of the Premises

the defective or damaged condition of the Premises or the Landlord’s fixtures therein or any part thereof or the fact that the Premises cannot for any reason whatsoever be used for any particular purpose; or

1.8	Other letting

the letting or leasing of any part of the Building (except the Premises) to any other party for any purpose whatsoever or any acts, omissions, neglect or default of any other tenants, licensees or occupiers of or of any accident in the Building;

1.9	Security

For the security or safekeeping of the Premises or any persons or contents therein.

nor shall the rent or Management Fee or Government rates or Government rent any part thereof cease to be payable other than in the circumstances set out in Section VIII.

2	Exemptions Extend to Landlord’s Agent and Building Manager

The Tenant hereby acknowledges that the exemptions contained in this Section also extend to the Landlord’s agent(s) and the Building Manager; or

3	No duty for Landlord to insure

Nothing in this Section shall be construed as imposing on the Landlord or the Building Manager any duty to insure against any of the above liabilities; or

4	No claim for Landlord’s works

The Tenant hereby acknowledges that the Landlord and/or the Building Manager of the Building shall have the right to carry out decoration or renovation works in the Building at such time or times as they think fit at their absolute discretion and during such period or periods of decoration or renovation works the Landlord and/or the Building Manager shall have the absolute right to close certain part or parts of the Building and to alter suspense or cease the provision of services to certain part or parts of the Building and the Tenant further acknowledges that there shall not be any claim for any loss of business profit or earning as a result of or ancillary to such works or alteration closure suspension or cessation of services.

SECTION VIII

ABATEMENT OF RENT

1	Abatement

If the Premises or the Building or any part thereof shall at any time during the Term be destroyed or damaged or become inaccessible owing to fire water, storm, typhoon, defective construction, white ants, earthquake, subsidence of the ground, act of God, force majeure or any calamity or cause beyond the control of the Landlord or the Tenant and not attributable directly or indirectly to any act or default or neglect or omission of the Tenant his servants agents contractors or licensees so as to be rendered unfit for use and occupation or inaccessible and the policy or policies of insurance for such risk effected by the Landlord shall not have been vitiated or payment of the policy moneys refused in whole or in part in consequence of any act of default or neglect or omission of the Tenant or if at any time during the continuance of this tenancy the Premises or the Building shall be condemned as a dangerous structure or a demolition order or closing order shall become operative in respect of the Premises or the Building the happening of which is not attributable directly or indirectly to any act or default or neglect or omission of the Tenant his servants agents contractors or licensees then the rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or order made shall after the expiration of the then current calendar month be suspended until the Premises or the Building shall have been reinstated or again be rendered accessible and fit for use and occupation PROVIDED THAT the Landlord shall be under no obligation to repair or reinstate the Premises or the Building if in its opinion it is not reasonably economical or practicable so to do and PROVIDED FURTHER THAT in circumstances when the whole or substantially the whole of the Premises have been rendered inaccessible or unfit for use and occupation and should the Premises not have been reinstated or rendered accessible in the meantime either the Landlord or the Tenant may at any time after two months from the occurrence of such damage or destruction or order give to the other of them notice in writing to determine this Agreement and thereupon the same and everything herein contained shall cease and be void as from the date of the occurrence of such damage or destruction or order or of the Premises becoming inaccessible or unfit for use and occupation but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements, stipulations, terms and conditions herein contained or of the Landlord in respect of the rent, Government rates, Government rent, Management Fee or other charges payable hereunder prior to the coming into effect of the suspension.

SECTION IX

DEFAULT

It is hereby further expressly agreed and declared as follows:-

1	Default

If the rent and/or other charges payable hereunder or any part thereof shall be unpaid for seven (7) days after the same shall have become payable (whether legally or formally demanded or not) or if the Tenant shall fail or neglect to observe or perform any of the agreements, stipulations or conditions herein contained and on the Tenant’s part to be observed and performed or if the Tenant shall stop or suspend payment of its debts or be unable to or admit inability to pay its debts as they fall due or enter into any scheme of arrangement with its creditors or have an encumbrancer take possession of any of its assets in circumstances in which the Landlord shall have reasonable grounds for believing that the ability of the Tenant to pay the rent and other charges hereby reserved and to observe and perform its obligations under this Agreement shall have been prejudiced or put at risk or have a receiving order made against it or in such circumstances as aforesaid fail to satisfy any judgment that may be given in any action against it after final appeal or if the Tenant shall become bankrupt or being a corporation shall go into liquidation or if any petition shall be filed for the winding up of the Tenant or if the Tenant shall otherwise become insolvent or make any composition or arrangement with creditors or shall suffer any execution to be levied on the Premises or otherwise on the Tenant’s goods or the Tenant continues to cause unnecessary annoyance inconvenience or disturbance to the Landlord after written notice has been served by the Landlord on the Tenant then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter on and upon the Premises or any part thereof in the name of the whole whereupon this Agreement shall absolutely cease and determine and the Deposit shall be absolutely forfeited by the Landlord as and for liquidated damages and not as a penalty but without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-observance or non-performance by the Tenant of any of the agreements, stipulations and conditions herein contained and on the Tenant’s part to be observed and performed and the Landlord shall be entitled to recover from the Tenant all loss and damage it sustain as a direct or indirect result of such early determination and without prejudice to the generality of the foregoing the Landlord shall also be entitled to forbid the defaulting Tenant and his agents servants licensees and visitors from using the services and amenities of the Premises and/or the Building until such default or breach has been rectified and the Landlord and/or the Building Manager shall not incur any liability to the Tenant for any loss or damage suffered by the Tenant as a result thereof and the Landlord shall further be entitled and the Tenant hereby specifically authorises the Landlord to disconnect and/or cut off the supply of water, electricity and air-conditioning to the Premises and to dispose of all objects including furniture, goods, fixtures, fittings and appliances in or at the Premises in such manner as the Landlord shall deem fit. All expenses in connection therewith shall be paid by the Tenant and shall be recoverable from the Tenant as a debt and the Landlord and/or the Building Manager shall not incur any liability to the Tenant in respect of such disconnection and/or disposal and provided always that the rights and remedies given to the Landlord hereunder shall be deemed cumulative remedies and shall not prejudice any right of action or any remedy of the Landlord for the recovery of any rent and/or other moneys due to the Landlord from the Tenant.

2	Exercise of rights

A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of determination and/or re-entry herein contained shall be a full and sufficient exercise of such power without physical entry on the part of the Landlord notwithstanding any statutory or common law provision to the contrary. All costs and expenses including any legal costs and fees incurred by the Landlord in demanding payment of the rent, Government rates, Government rent, Management Fee and other charges payable hereunder (if the Landlord elects to demand) and in exercising its rights and/or remedies or in attempting to do so shall be paid by the Tenant and shall be recoverable from the Tenant as a debt.

3	Acceptance of rent

Acceptance by the Landlord of rent and/or interest and/or other charges payable by the Tenant hereunder shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach, non-observance or non-performance by the Tenant of any of the agreements, stipulations, terms and conditions herein contained and on the Tenant’s part to be observed and performed notwithstanding any rule of law or equity to the contrary.

4	Interest & legal costs

Notwithstanding anything herein contained, the Landlord shall have the right to charge by way of additional rent interest at the rate of one and one quarter per cent (1.25%) per month in respect of any payments to be made by the Tenant to the Landlord under this Agreement which shall be more than seven (7) days in arrears (whether legally or formally demanded or not) and such interest shall be payable by the Tenant to the Landlord on demand calculated from the date upon which such payments in arrears fell due and not seven (7) days thereafter until the date of payment as liquidated damages and not as penalty provided that the demand and/or receipt by the Landlord of interest pursuant to this Clause shall be without prejudice to and shall not affect the right of the Landlord to exercise and other right or remedy hereof (including but without prejudice to the generality of the foregoing the right of re-entry) exercisable under the terms of this Agreement. The Landlord shall further be entitled to recover from the Tenant as a debt all expenses including fees paid to debt collectors appointed by the Landlord and all solicitors’ and/or counsel’s fees and court fees incurred by the Landlord for the purpose of recovering the rental in arrears and/or other moneys unpaid or any part thereof from the Tenant on a full indemnity basis together with such sum or sums as shall be determined by the Landlord as being collection charges for the additional work incurred by the Landlord and its staff and/or the Building Manager (as the case may be) in recovering the said arrears and/or unpaid sums or any part thereof.

5	Act of employees, etc.

For the purpose of these presents any act default neglect or omission on the part of any guest, customers, visitor servant contractor employee agent invitee or licensee of the Tenant shall be deemed to be the act default neglect or omission of the Tenant.

6	Distraint

In addition to rent any amounts falling due under this Agreement may be recovered by distress as rent in arrears. For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance (Cap.7) and of these presents, the rent payable in respect of the Premises and other amounts recoverable by distress as rent in arrears shall be and be deemed to be in arrears if not paid in advance at the times and in the manner hereinbefore provided for payment thereof. All costs and expenses of and incidental to distraint shall be paid by the Tenant on a full indemnity basis and shall be recoverable from it as a debt.

7	Recovery of Landlord’s expenses

The Tenant shall pay to the Landlord on an indemnity basis all costs fees charges disbursements and expenses (including without prejudice to the generality of the foregoing those payable to counsels solicitors (on a solicitor-and-own client basis) surveyors architects and bailiffs) incurred by the Landlord in relation or incidental to or in respect of:

(a)	the preparation and service of a notice under Section 58 of the Conveyancing and Property Ordinance (Cap.219), notwithstanding forfeiture is avoided otherwise than by relief granted by the Court; and

(b)	the Tenant’s non-observance or non-performance of the terms of this Agreement and/or the Landlord’s exercise of its rights and powers under this Agreement, including but not limited to recovery of rent and the Landlord’s exercise of its right of re-entry.

SECTION X

GENERAL

1	Yield up Premises and handover

1.1	(a)	The Tenant shall yield up the Premises in bare shell condition with all keys giving access to all parts of the Premises with all fixtures fittings and additions therein and thereto at the expiration or sooner determination of this Agreement in good clean and tenantable repair and condition in accordance with the stipulations herein contained.

(b)	Where the Tenant has made any alterations or installed any fixtures or additions to the Premises whether with or without the Landlord’s consent, the Landlord may at its discretion require the Tenant to reinstate, remove or do away with such alterations fixtures or additions or any part or portion thereof and thereafter make good and repair in a proper and workmanlike manner any damage to the Premises and the Landlord’s fixtures and fittings therein as a result thereof before delivering up the Premises to © Landlord.

(c)	If required by the Landlord, the Tenant shall at its own cost remove or do away with all alterations fixtures or additions to the Premises or any part or portion thereof whether the same were made by the Tenant or not, and make good and repair in a proper and workmanlike manner any damage to the Premises as a result thereof and in case removal of all alterations fixtures or additions is required by the Landlord, deliver the Premises to the Landlord in a bare-shell condition upon the expiration or sooner determination of this Agreement.

(d)	Should the Tenant fail to remove any fixtures or additions and reinstate the Premises as required by the Landlord as aforesaid, the Landlord shall be entitled at its sole discretion to remove the said fixtures or additions and reinstate the Premises at the sole expense of the Tenant and the cost thereof shall be a debt due from the Tenant to the Landlord and be recoverable forthwith by action.

1.2	The Tenant hereby irrevocably appoints the Landlord as its agent with authority to enter upon the Premises and to deal with at the Tenant’s risk and expense any of the Tenant’s effects left on or about the Premises for more than five days after the expiry of the Term or its determination (howsoever arising or occasioned) to the intent that the Landlord may without liability to the Tenant dispose of or destroy or otherwise deal with the same as the Landlord shall think fit. In the event that the Landlord is unable to gain access to the Premises, the Tenant expressly confirms that the Landlord as its agent may use any means (including the use of force) to effect entry upon the Premises.

2	Change the name and layout of the Building

The Landlord shall have the right at any time without the same constituting an actual or constructive eviction of the Tenant and without incurring any liability to the Tenant therefor to renovate, improve, extend, add to or reduce the Building or any part thereof or in any manner whatsoever alter or deal with the said building or any part thereof (other than the interior of the Premises) and further the Landlord shall be entitled to at any time and from time to time change the name of the Building on giving not less than one month’s notice in writing to the Tenant of its intention to do so and in respect thereof the Landlord shall not be liable in damages to the Tenant or be made a party to any other proceedings or for costs or expenses of whatsoever nature incurred by the Tenant as a result of such change.

3	No excuse for non-payment of rent

This Agreement and the obligation of the Tenant to pay rent and other sums due hereunder and to perform the Tenant’s obligations hereunder shall in no way be affected impaired or excused because the Landlord is unable due to circumstances beyond its control to fulfil any of its obligations under this Agreement or to supply or is delayed in supplying any service expressly or implied to be supplied or is unable to make or is delayed in making any repair additions alterations or decoration or is unable to supply or is delayed in supplying any equipment or fixtures if the Landlord is prevented or delayed from so doing by reason of strike labour shortage of materials or any outside cause whatsoever or by reason of any order or regulation of any department of the Government of Hong Kong Special Administrative Region.

4	Condonation not a waiver

No condoning, excusing, giving of time or overlooking by the Landlord of any default, breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s agreements, stipulations, terms, conditions and obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and in no way shall be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future in respect of similar or other matters unless expressly so provided.

5	Break open of door in case of emergency

In the event of fire, typhoon or other contingencies which in the opinion of the Landlord may cause or threaten to cause damage or injury to the Premises or the Building, the Landlord or the Building Manager of the Building shall have power in the absence of the Tenant to break open any door or windows of the Premises and to do such other things as may be necessary to prevent the Premises and/or the Building from being damaged or injured or further damaged or injured and in such event the Landlord shall not be answerable to the Tenant for any loss or damage which the Tenant may sustain thereby.

6	Approval of Landlord

The Landlord and its authorised agents shall have absolute discretion in granting or refusing any approval sought by the Tenant hereunder and any approval if granted may be subject to such conditions as the Landlord or its agents think fit. No approval by the Landlord is valid unless it is in writing and is signed and dated by the Landlord or its authorised agent.

7	Viewing and letting and selling notices

To allow at all reasonable time during the Term prospective tenants or purchasers or occupiers to inspect and view the Premises and allow the Landlord to maintain affix and exhibit without interference upon any external part or parts of the Premises or where the Landlord shall think fit a notice or notices indicating that the Premises are to become vacant and available for selling or letting and such other information in connection therewith as the Landlord shall reasonably require which notice or notices the Tenant shall not remove or conceal.

8	Service of notices

Any notice required to be served hereunder shall if to be served on the Tenant be sufficiently served if addressed to the Tenant and sent by prepaid post to or delivered at the Premises or the Tenant’s registered office or last known place of residence or business in Hong Kong and if to be served on the Landlord shall be sufficiently served if addressed to the Landlord and sent by prepaid post to or delivered at the address given in Part I of the First Schedule or any other address which the Landlord may notify to the Tenant from time to time. A notice sent by prepaid post shall be deemed to be given at the time and date of posting.

9	Stamp duty and costs

The stamp duty, Land Registry registration fees (if any) and other disbursements in connection with this Agreement and its counterpart shall be borne by the parties hereto in equal shares. Each party hereto shall pay his own legal costs of and incidental to the preparation, completion and execution of this Agreement.

10	No premium or fine

The Tenant expressly declares and acknowledges that no fine, premium, key money, construction money or other consideration has been paid by the Tenant to the Landlord for the grant of this tenancy.

11	Exclusion of warranty as to use

Nothing in this Agreement or in any consent granted by the Landlord under this Agreement shall imply or warrant that the Premises may be used for the purpose authorised in this Agreement. In the event that the Government or any competent authority serves notice prohibiting the use of the Premises in the manner permitted hereunder the Tenant shall forthwith comply with the notice failing which the Landlord shall be entitled to terminate this Agreement by one month’s notice or such shorter notice as may be required or as the parties may agree. On the expiration of the Landlord’s notice, this Agreement shall terminate but without prejudice to either party’s claim against the other in respect of any antecedent breach of this Agreement. . In any event, the Landlord shall not be liable to pay any compensation for the loss of goodwill or trade or damage of any kind to the Tenant for reason of such prohibition, nor shall the Tenant be exempted from paying rent and other moneys payable under this Agreement.

12.	Entrance charges

All the loading and unloading bays are subject to payment of the standard entrance and/or gate charge at the rate as prescribed from time to time by the Building Manager and/or the Landlord.

13	Opening hours

The Tenant shall observe the daily operating hours for the Building as may be prescribed from time to time by the Landlord and/or the Building Manager.

14	Entire Agreement

14.1	This Agreement supersedes any and all previous agreements between the parties hereto, and constitutes the entire agreement. Any representations, warranties, statements or agreements, whether orally or in writing, heretofore made relating to any of the matters referred to herein are hereby expressly negated and excluded unless hereafter otherwise agreed or confirmed by the parties in writing.

14.2	In the event of any inconsistency between the terms of this Agreement and the terms of any documents referred to herein (including any Appendices attached hereto, if any), the terms of this Agreement shall prevail.

15	Confidentiality

15.1	Each party shall take every reasonable precaution to ensure that its agents, officers or employees and in addition, in case of the Tenant, its contractors, solicitors and other professional advisers do not:-

(a)	Disclose any term of this Agreement; or

(b)	Disclose or use any information acquired in connection with this Agreement or acquired in connection with the negotiations leading up to it save when necessary for the performance of that party’s obligations under this Agreement or as the other party may first agree in writing.

15.2	This clause shall not operate so as to prevent a disclosure which is made:-

(a)	To a public authority under compulsion of law;

(b)	To a court of law in Hong Kong Special Administrative Region or elsewhere or otherwise in any legal proceeding;

(c)	To the auditors of, or any lawyer or professional person being under a duty of confidentiality in acting for that party, or when advising a party as to the performance of its obligations under this Agreement, or otherwise in connection with this Agreement.

(d)	To banks and/or financial institutions for the purposes of the Landlord’s raising finance and/or refinancing, extending or renewing indebtedness, whether incurred in connection with the Premises, the development in which the Premises are situated or otherwise;

(e)	In connection with the fulfillment of any rules, regulations or other requirements of any stock exchange or any relevant regulatory authority;

(f)	To the Landlord for the purposes of rental collection and property management or any of its subsidiary or associated or affiliated companies in or outside of Hong Kong Special Administrative Region (hereinafter called “the data user(s)”) whether for direct marketing purposes or cross-marketing activities.

Provided that the data user(s) will take reasonable measures to keep the personal data of the Tenant confidential and ensure the same will only be accessible to the authorized employees of the data user(s) who in the reasonable belief of the data user(s) require the personal data in the discharge of duties toward the data user(s), as well as to its / their holding, affiliated, associated, or subsidiary companies for direct marketing or cross-marketing activities, and to the Government or law enforcement authorities as shall be necessary for the compliance of lawful requests or orders and provided further that if the Tenant wants the Landlord or the data user(s) to stop using the data for direct marketing or cross-marketing activities, the Tenant may notify the Landlord or the data user(s) of the same without any service charge whatsoever.

The Tenant hereby acknowledges that the Tenant has been informed that it is obligatory for the Tenant to supply the data and the consequences for the Tenant if the Tenant fails to supply the data and the Tenant has also been informed of the Tenant’s rights to request access to and to request the correction of the data. Such right of access includes the right to obtain a copy of the Tenant’s personal data. Any such request should be made in writing to the Landlord.

16.	Sale and Redevelopment etc.

16.1	It is hereby agreed that notwithstanding anything hereinbefore contained to the contrary, at any time during the Term if the Landlord shall resolve to sell the Premises or any part thereof or the Building of which the Premises form part or resolve to re-develop the Premises or the Building or any part thereof whether wholly by demolition and rebuilding or otherwise, or partially by renovation, refurbishment or otherwise; or if there shall be a transfer or change of the controlling shareholder or ultimate beneficial owner of the Landlord, then in any such events the Landlord shall have the right upon giving six (6) calendar months’ notice in writing to the Tenant, to terminate this Agreement and this tenancy shall determine upon the expiration of such notice but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claims or breach of any of the agreements or stipulations herein set out. The Tenant shall deliver vacant possession of the Premises to the Landlord upon the expiration of the said notice and shall not be entitled to claim any damages or compensation in respect of the early determination.

16.2	For the purpose of this Clause and this Agreement, the Landlord is deemed to have resolved to sell the Premises or to re-develop the Premises or the Building or any part thereof if the Landlord has passed a resolution by the Board of Directors to the effect that the Landlord intends to sell the Premises or re-develop the Premises or the Building or any part thereof as aforesaid.

16.3	For the purpose of this Clause and this Agreement, “Demolish” and/or “rebuild” shall mean the demolition and/or rebuilding of the whole of the Building or a substantial part or parts (but not necessarily a major part) thereof whether or not including any main walls exterior walls curtain walls or not of the Premises and whether or not any part thereof is to be rebuilt or reconstructed in the same or any other manner. “Refurbish” may or may not include demolition of the Building or any part thereof.

16.4	Any option exercisable by the Tenant shall extinguish and determine upon the service of the notice to terminate pursuant to this Clause above and no longer be exercisable by the Tenant notwithstanding any provision in this Agreement, any law to the contrary and whether the option shall have been exercised or not.

16.5	In any event the Tenant shall not be entitled to any abatement of rent, damages, compensation or any other relief for the early termination of the tenancy or the determination of any options pursuant to this Clause.

16.6	The expression “Landlord” in this Clause shall include the Landlord’s successors in title and this Clause shall enure for the benefit of the Landlord’s successors in title.

17	Meaning of “Tenant”

The expression “the Tenant” shall (where the context permits) mean and include the party or parties specifically named and shall not include the executors and administrators of any such party or where such party is a corporation any liquidator or receiver thereof.

18	Special condition(s)

The parties hereto hereby agree that the terms or conditions or matters set out in the Third Schedule hereto (“the Special Conditions”) shall apply to this Agreement and shall be incorporated as an integral part of this Agreement. In the event of any conflict between any of the Special Conditions with the other provisions in this Agreement, the Special Conditions shall prevail.

19	Governing law

This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and interpreted in all respects in accordance with the laws of Hong Kong Special Administrative Region and the Tenant hereby irrevocably submits himself to the jurisdiction of the courts of Hong Kong Special Administrative Region.

The submission of the Tenant to the jurisdiction of the courts of Hong Kong Special Administrative Region shall not restrict the right of the Landlord to take proceedings against the Tenant in any other courts having, claiming or accepting jurisdiction over him or any of his assets, nor shall the taking of proceedings in any one or more jurisdictions(s) preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

Any action or proceedings against the Landlord may be taken in no jurisdiction other than that of the courts of Hong Kong Special Administrative Region.

20	Contracts (Rights of Third Parties) Ordinance

Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any provisions of this Agreement. For the avoidance of doubt, this provision does not affect any right or remedy of a third party which exists or is available apart from the said Ordinance.

THE FIRST SCHEDULE ABOVE REFERRED TO

PART I

LANDLORD	CPL YAUTONG LIMITED
(Business Registration No. 51257442)

REGISTERED OFFICE	10th Floor, Fairmont House, No. 8 Cotton Tree Drive, Central Hong Kong

TENANT	JOINT CROSS BORDER LOGISTICS COMPANY LIMITED (Business Registration No.67974147)

REGISTERED OFFICE	Flat/Room Bl, 5th Floor, Well Town Industrial Building, 13 Ko Fai Road, Yau Tong, Kowloon

PART II

THE LOT	YAU TONG INLAND LOT NO. 36

THE BUILDING	Olympic Godown, No. 8 Sze Shan Street, Yau Tong, Kowloon

PREMISES	Unit A on 5th Floor of the Building for identification purpose the said floor is shown and coloured pink on the plan hereto attached

PART III

TERM	Two (2) years commencing from 25 July 2024 to 24 July 2026 (both dates inclusive)

PART IV

USER	Restricted to be used by the Tenant for non-domestic purpose only subject to the permitted user as mentioned in the Government Lease, Occupation Permit and Deed of Mutual Covenant of the Building and for no other purpose whatsoever

PART V

DEPOSIT	HK$510,000.00 being (i.e.HK$170,000.00x3) three (3) months’ rent

PART VI

Third party insurance:	HK$30,000,000.00 in respect of any one occurrence

THE SECOND SCHEDULE ABOVE REFERRED TO

PART I

PARTICULARS OF RENT

(1)	The rent payable during the Term shall be Hong Kong Dollars One Hundred and Seventy Thousand Only (HK$170,000.00) per calendar month payable in advance on the first day of each calendar month (without any deduction or set-off) for the Term.

(2)	The rent is inclusive of Government rates, Government rent, Management fee but exclusive of all Tenant’s expenses and other outgoings of the Premises of a non-capital and recurring nature.

(3)	Subject to the Tenant’s due observance and performance of all the terms and conditions contained in this Agreement, the Tenant shall have a rent free period of 1 month from 25 July 2024 to 24 August 2024 (both days inclusive). Notwithstanding the said rent free period, the Tenant shall pay the Management fee, Government rates, Government rent, the Utilities Charges for the Common Area as hereinafter defined and all the Tenant’s expenses and other outgoings payable in respect of the Premises during such period.

PART II

PARTICULARS OF CHARGES

MANAGEMENT FEE	Included in the Rent

subject to revision by the Landlord and/or Building Manager Included in the Rent

GOVERNMENT RATES	Included in the Rent

subject to revision by the Government of the Hong Kong Special Administrative Region

GOVERNMENT RENT	Included in the Rent

subject to revision by the Government of the Hong Kong Special Administrative Region

UTILITIES CHARGES FOR THE COMMON AREA	Subject to Clause 4 of the Third Schedule hereto, the utilities charges for the Common Areas as hereinafter defined shall be payable by the Tenant according to the gross floor area of the Premises.

THE THIRD SCHEDULE ABOVE REFERRED TO

SPECIAL CONDITION(S)

1.	Handover condition

The Landlord shall deliver the Premises in bare shell and on an “as is” basis and shall have no responsibility for making any improvements or alterations to the Premises.

2.	Handling charges

To pay to the Landlord such handling charge as the Landlord shall determine in its absolute discretion from time to time during the Term for considering the Tenant’s fitting out plans and specifications and inspecting the fitting out works carried out or to be carried out in the Premises.

3.	Removal of debris and rubbish

From time to time as necessary and upon completion of the fitting out work in the Premises, the Tenant shall at its own expense remove all debris and rubbish resulting from such fitting out work to the location designated by the Building Manager or their authorised agents in an orderly and proper manner.

4.	Utilities Charges for the Common Areas

All utilities charges in respect of the common areas as designated by the Landlord and/or the Building Manager (if any) (“the Common Areas”) shall be paid by the Tenant according to the gross floor area of the Premises (“the Utilities Charges”) subject to absolute decision of the Landlord. The Utilities Charges shall be payable monthly to the Landlord together with the Rent of the Premises.

5.	Early Termination of tenancy by Tenant

It is agreed that after the first Twelve (12) months of the Term, the Tenant shall have the right by giving not less than two (2) months’ prior notice in writing to the Landlord to terminate this tenancy (i.e. Minimum Term of Tenancy is 14 months).

6.	Air-Conditioning System

The Tenant shall at its own costs and expenses keep and maintain the existing air conditioning units installed at the Premises. At the expiration or sooner determination of the Term, the Tenant shall return the Air-conditioners in good and tenantable repair and condition (fair wear and tear excepted) to the Landlord.

7.	Independent legal advice

The Tenant has been advised and given sufficient time to seek independent legal advice and has fully understood the contents and legal effect of this Agreement before signing.

AS WITNESS the hands of the parties hereto the day and year first above written.

SIGNED by Pao, Tommy Watari	)
its director	)
)
for and on behalf of the Landlord	)
)
whose signature is verified by:-)

Chu Po King Solicitor, Hong Kong SAR Withers

RECEIVED on the day and year first above written of	)
)
and from the Tenant the sum of HONG KONG	)
)
DOLLARS FIVE HUNDRED AND TEN THOUSAND	)
)
ONLY being the deposit money above expressed to be	)
)
paid by the Tenant to the Landlord.	)	HK$510,000.00

SIGNED by Wong Lap Sun	)
its director	)	For and on behalf of JOINT CROSS BORDER LOGISTICS COMPANY LIMITED
)
)
for and on behalf of the Tenant in the	)
)
presence of:- -)

Signature and name of witness :	/s/ Kwok Man Bun

HKID Card No.***

NOTTO SCALE
FOR IDENTIFICATION ONLY

Unit A on Fifth Floor of Olympic Godown
8 Sze Shan Street, Yau Tong